                                                                   EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:           Corporate Communications           Investor Relations
                   404-715-2554                       404-715-6679

                 DELTA AIR LINES CLOSES SALE OF $300 MILLION OF
                            CONVERTIBLE SENIOR NOTES

         ATLANTA, JUNE 2, 2003 - DELTA AIR LINES (NYSE:DAL) today announced that it has completed a private placement of $300 million aggregate principal amount of 8% Convertible Senior Notes due 2023, issued to qualified institutional buyers pursuant to Rule 144A, and to non-U.S. persons pursuant to Regulation S, under the Securities Act of 1933, as amended (the "Securities Act").

         The net proceeds from the offering were made available for general corporate purposes.

         "Delta continues to prove its capability to access the broad capital markets and enhance our liquidity position," said Michele Burns, Delta's CFO. "We have taken advantage of favorable market conditions to build cash and better position Delta to overcome the difficult conditions facing the airline industry."

         Delta has granted the initial purchaser of the notes a 30-day option to purchase up to an additional $50 million principal amount of the notes.

         Interest on the notes will be 8% per $1,000 principal amount payable in cash in arrears semi-annually through June 3, 2023. Each note will be convertible into Delta common stock at a conversion price of $28 per share, which represents an approximately 100% premium over the closing price of Delta stock on May 27, 2003, the day the transaction was announced, subject to adjustment in certain circumstances. Holders of the notes may convert their notes only if (i) the price of Delta's common stock reaches a specified threshold; (ii) the trading price for the notes falls below certain thresholds;
(iii) the notes have been called for redemption; or (iv) specified corporate transactions occur.

         Delta may redeem all or some of the notes for cash at any time on or after June 5, 2008, at a redemption price equal to the principal amount of the notes plus any accrued and unpaid interest to the redemption date. Holders may require Delta to repurchase the notes on June 3 of 2008, 2013 and 2018, or in other specified circumstances, at a repurchase price equal to the principal amount due plus any accrued and unpaid interest to the repurchase date.

         This announcement is neither an offer to sell nor the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

         The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the

United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         Delta Air Lines, the world's second largest carrier in terms of passengers carried and the U.S. airline with the most transatlantic destinations, offers 5,767 flights each day to 425 destinations in 76 countries on Delta, Song, Delta Express, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

         Statements in this news release, which are not historical facts, including statements regarding Delta's beliefs, expectations, estimates, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. For a list of factors that could cause these differences, see the Form 10-Q that Delta filed with the SEC on May 15, 2003. Delta has no current intention to update its forward-looking statements.

                                     # # #